CONE MILLS CORPORATION
                          FIRST SUPPLEMENTAL INDENTURE


         FIRST SUPPLEMENTAL INDENTURE, dated as of the ___ day of ________, 2001 (herein called the "Supplement"), between CONE MILLS CORPORATION, a corporation duly organized and existing under the laws of the State of North Carolina (hereinafter referred to as the "Issuer"), and THE BANK OF NEW YORK, a banking corporation duly organized and existing under the laws of the State of New York (hereinafter referred to as the "Trustee"), as Trustee under the Indenture dated as of February 15, 1995 (the "Indenture") between the Issuer and the Trustee as successor trustee to Wachovia Bank of North Carolina, N.A. Capitalized terms used in this Supplement and not otherwise defined herein shall have the meanings set forth in the Indenture.


         WHEREAS, the Issuer has previously issued 8-1/8% Debentures Due March 15, 2005 (the "8-1/8% Debentures") in accordance with the terms of the Indenture; and

         WHEREAS, the 8-1/8% Debentures constitute the only series of Debentures issued and outstanding under the Indenture; and

         WHEREAS, on January 28, 2000 the Issuer entered into certain General Security Instruments (as such term is defined in the Credit Agreement, dated as of January 28, 2000 and as from time to time in effect, among the Issuer, Bank of America, N.A., as agent and Lender, and the Lenders party thereto), which General Security Instruments collectively provide (i) for the granting of a security interest in substantially all of the Issuer's assets to certain of its creditors and, (ii) as required by Section 3.9 of the Indenture, for the granting of a pari passu security interest in the same assets to the Trustee (the "Trustee's Lien") for the benefit of the Holders of the 8-1/8% Debentures (the "Holders"); and

         WHEREAS, in accordance with Section 7.2 of the Indenture, the Issuer and the Trustee may amend the Indenture or the 8-1/8% Debentures and the rights of the Holders thereunder with the written consent of the Holders of at least a majority in principal amount of the 8-1/8% Debentures; provided, that no such amendment may, without the consent of each Holder, (1) reduce the amount of 8-1/8% Debentures whose Holders must consent to such amendment, (2) reduce the rate of or extend the time for payment of interest on any 8-1/8% Debenture, (3) reduce the principal of or extend the final maturity of any 8-1/8% Debenture,
(4) reduce any amount payable on redemption of any 8-1/8% Debenture, (5) make any 8-1/8% Debenture payable in any coin or currency other than that provided in the 8-1/8% Debentures, or (6) impair or affect the right of any Holder to institute suit for payment of the 8-1/8% Debentures; and

         WHEREAS, the Issuer has solicited consents from the Holders to certain amendments to the Indenture and to the release of the Trustee's Lien pursuant to a consent solicitation dated _______, 2000 (as the same may be amended or extended from time in accordance with its terms, the "Exchange Offer");


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         WHEREAS, Holders of a majority in principal amount of the 8-1/8%
Debentures have consented to the amendments to the Indenture and to the release of the Trustee's Lien contained herein by acceptance of the Exchange Offer; and

         WHEREAS, the Issuer desires to amend the Indenture and to cause the Trustee to release the Trustee's Lien in accordance with Section 7.2 thereof and has determined that the requirements of Section 7.2 of the Indenture have been satisfied and has requested the Trustee to join with it in the execution and delivery of this Supplement; all requirements necessary to make this Supplement a valid instrument, in accordance with its terms, have been met; and the execution and delivery hereof have been in all respects duly authorized.

         NOW, THEREFORE, for good and valuable consideration the sufficiency of which is hereby recognized, the Issuer covenants and agrees with the Trustee as follows:



                                    Article 1
                           AMENDMENTS TO THE INDENTURE


         Section 1.1 Amendment of Definition of "Consolidated Net Tangible Assets". The definition of "Consolidated Net Tangible Assets" in Section 1.1 of the Indenture is hereby amended to read in its entirety as follows:


         " 'Consolidated Net Tangible Assets' means, at any date, the total assets appearing on the most recently prepared consolidated balance sheet of the Issuer and its Subsidiaries as of the end of a fiscal quarter of the Issuer, prepared in accordance with generally accepted accounting principles, plus the outstanding balance of any accounts receivable securitization facility, less (a) all current liabilities shown on such balance sheet (other than current maturities of long-term debt), (b) all intangible assets shown on such balance sheet, and (c) all assets that do not constitute collateral securing payment of the 11% Debentures other than assets held in any accounts receivable securitization facility and prepaid expenses as determined in accordance with generally accepted accounting principles. "Intangible assets" means the value (net of any applicable reserves), as shown on or reflected in such balance sheet of: (i) all trade names, trademarks, licenses, patents, copyrights and goodwill; (ii) organizational costs; and (iii) deferred charges (other than prepaid items such as insurance, pensions, taxes, interest, commissions, rents and similar items and tangible assets being amortized); but in no event shall the term "intangible assets" include product development costs."

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         Section 1.2       Amendment of Definition of "Subsidiary".  The
definition of "Subsidiary" in Section 1.1 of the Indenture is hereby amended to read in its entirety as follows:


         " 'Subsidiary' means any corporation, association, limited liability company, partnership, joint venture or other business entity of which at least a majority of the total voting power of outstanding securities or other interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time directly or indirectly owned or controlled by the Issuer or by one or more Subsidiaries or by the Issuer and one or more Subsidiaries; provided, however, that the term "Subsidiary" shall not include (i) the joint venture between Cone Mills (Mexico), S.A. de C.V. and Compania Industrial de Parras, S.A. de C.V., (ii) Cone Mills (Mexico), S.A. de C.V. or (iii) any other corporation, association, limited liability company, partnership, joint venture or business entity substantially all the property of which is located, or substantially all of the business of which is carried on, outside the United States of America; provided, further, that notwithstanding the foregoing, the term "Subsidiary" shall include Cone Receivables II, LLC or any other special purpose entity which purchases and securitizes accounts receivable of the Issuer and its Subsidiaries and in which the Issuer and one or more Subsidiaries holds the primary economic interest."


         Section 1.3 Amendment of Definition of "Indebtedness". The definition of "Indebtedness" in Section 1.1 of the Indenture is hereby amended to read in its entirety as follows:

         " 'Indebtedness' means, without duplication, (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations in respect of letters of credit or bankers acceptances or similar instruments (or reimbursement obligations with respect thereto), (d) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (e) all obligations as lessee which are capitalized in accordance with generally accepted accounting principles, (g) all Indebtedness of others guaranteed by the Issuer or any of its Subsidiaries or for which the Issuer or any of its Subsidiaries is legally responsible or liable (whether by agreement to purchase indebtedness of, or to supply funds or to invest in, others), and (g) the balance of any accounts receivable securitization facility."


         Section 1.4 Addition of Definition of "11% Debentures". "11% Debentures" means up to $85,000,000 secured subordinated debentures of the Issuer issued pursuant to Indenture dated as of the ___day of ______________, 2000 between Cone Mills Corporation and The Bank of New York, as Trustee.

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         Section 1.5 Amendment of Section 3.9(i). Section 3.9(i) of the
Indenture is hereby amended to read in its entirety as follows:

         "(i) liens not permitted by clauses (a) through (h) above or (k) below, if at the time of, and after giving effect to, the execution and delivery of the security document granting any such lien (or at the time of, and after giving effect to, the assumption of any such lien), the aggregate amount of all outstanding Indebtedness of the Issuer and its Subsidiaries (considering the maximum amount committed under any revolving credit facility as outstanding Indebtedness) (without duplication) secured by all such liens not so permitted by clauses (a) through (h) above or (k) below, together with the Attributable Debt in respect of Sale and Lease-Back Transactions permitted by paragraph (a) of Section 3.10, does not exceed 55% of Consolidated Net Tangible Assets; or"

         Section 1.6 Addition of New Clause (k) to Section 3.9. Section 3.9 of the Indenture is hereby amended by changing the period at the end of clause
(j) of Section 3.9 to "; or" and adding the following new clause (k) immediately thereafter:


         "(k) liens securing the 11% Debentures of the Issuer or any extensions, renewals or replacements thereof; provided, however, that the Principal amount of Indebtedness secured thereby shall not exceed the Principal amount of Indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the assets (or any replacements therefor) which secured the lien so extended, renewed or replaced."



                                    Article 2
                                 RELEASE OF LIEN

         Section 2.1 Release of Lien. Pursuant to the direction of the Holders of at least a majority in principal amount of the 8 1/8% Debentures, the Trustee hereby confirms and consents to the release of the Trustee's Lien effective on the date hereof and agrees, at the Issuer's expense, to take such further actions as the Issuer may reasonably request to evidence such release or in furtherance of the purposes of this Section. The Trustee hereby further confirms that, after giving effect to this Section and the release contemplated hereby, the Debentures will be unsecured and any rights which the Trustee or any Holder might have otherwise or formerly had as a beneficiary of any lien or security interest created under the General Security Instruments shall be terminated.




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                                    Article 3
                                  MISCELLANEOUS

         Section 3.1 Effectiveness of Provisions. This Supplement shall be effective and binding upon the Issuer, the Trustee and the Holders as of the day and year first written above.

         Section 3.2 Execution of Supplement. This Supplement is executed and shall be construed as an indenture supplemental to the Indenture and, as provided in the Indenture, this Supplement forms a part thereof.

         Section 3.3 Conflict with Trust Indenture Act. If and to the extent that any provision hereof limits, qualifies or conflicts with the duties imposed by Sections 310 through 317, inclusive, of the Trust Indenture Act of 1939, as amended, such imposed duties shall control.

         Section 3.4 Successors and Assigns. All covenants and agreements in this Supplement by the Issuer shall bind its successors and assigns, whether so expressed or not.


         Section 3.5 Separability Clause. In case any one or more of the provisions contained in this Supplement, the Indenture or the Debentures of any series shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Supplement, the Indenture or such Debentures, but this Supplement, the Indenture and such Debentures shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

         Section 3.6 Benefits of Supplement. Nothing in this Supplement or in the Indenture, express or implied, shall give to any person, other than the parties hereto and their successors hereunder and the Holders (to the extent specified herein or therein), any benefit or any legal or equitable right, remedy or claim under this Supplement.

         Section 3.7 Governing Law. This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

         Section 3.8 Execution and Counterparts. This Supplement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall together constitute but one and the same instrument.

         Section 3.9 Miscellaneous. Except as expressly supplemented by this Supplement, the Indenture shall remain unchanged and in full force and effect.


         IN WITNESS WHEREOF, the Issuer and the Trustee have caused this Supplement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

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                             CONE MILLS CORPORATION

                             By: ____________________________________
                             Title: _________________________________



                             THE BANK OF NEW YORK, as TRUSTEE

                             By: ____________________________________
                             Title: _________________________________




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